CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 14, 2014 relating to the financial statements, financial statement schedules, and the effectiveness of internal control over financial reporting, which appears in Global Indemnity plc’s Annual Report on Form 10-K for the year ended December 31, 2013.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 11, 2014